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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the prospectuses included in the registration statements of MascoTech, Inc. on Form S-3 (Registration Nos. 33-59222, 33-55837 and 333-66307) and Form S-8 (Registration Nos. 33-30735, 33-42230, 333-30869, 333-64531 and 333-74875) of our report dated
February 25, 2000, on our audits of the consolidated financial statements and financial statement schedule of MascoTech, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.


PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan
March 27, 2000